Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet and results of operations of Open Text Corporation (the “Company” or “OpenText”) and the historical consolidated statement of financial position and results of operations of Micro Focus International Limited, formerly known as Micro Focus International plc (“Micro Focus”), after giving effect to the Acquisition (as defined in Note 1 – Description of the Acquisition and Financing Transactions) and the pro forma effects of certain assumptions and adjustments described in “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” below.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

Application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”) where the assets and liabilities of Micro Focus will be recorded by OpenText at their respective fair values as of the date the Acquisition was completed;

•	Adjustments to conform accounting policies and financial statement presentation of Micro Focus to those of OpenText, based upon preliminary assessment by OpenText;

•

Adjustments to reconcile Micro Focus’ historical financial statements prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) to the generally accepted accounting principles in the United States (“U.S. GAAP”) (the “Micro Focus Conversion”);

•

Adjustments to reflect the settlement of Micro Focus’ $3.9 billion outstanding debt as of October 31, 2022, the drawdown on the Acquisition Term Loan Facility (as defined in Note 1 – Description of the Acquisition and Financing Transactions) by OpenText of $3.585 billion, the drawdown on the revolving credit facility by OpenText of $450.0 million, and the expense related to the issuance of $1.0 billion in aggregate principal amount of senior secured notes, which were issued on December 1, 2022 (collectively, the “Financing Transactions”);

•	The payment of approximately $2.2 billion (subject to customary closing adjustments) in exchange for the right, title and interest in and to all of the outstanding shares of Micro Focus; and

•

Adjustments to reflect transaction costs, such as costs expected to be incurred for financial and corporate banking advice, legal, public relations and other professional services, advice and other costs and expenses that would have been incurred had the Acquisition been effected.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022 and the six months ended December 31, 2022 are derived from and should be read in conjunction with OpenText’s (i) audited historical consolidated financial statements filed in the Annual Report on Form 10-K of OpenText for the year ended June 30, 2022 and (ii) unaudited interim condensed consolidated financial statements filed in the Quarterly Report on Form 10-Q of OpenText for the three- and six-month periods ended December 31, 2022 and Micro Focus’ (i) audited historical consolidated financial statements filed in the Annual Report on Form 20-F of Micro Focus for the year ended October 31, 2021, (ii) unaudited interim condensed consolidated financial statements for the six-month period ended April 30, 2022 furnished in the interim report on Form 6-K, (iii) unaudited interim condensed consolidated financial statements for the six-month period ended April 30, 2021 furnished in the interim report on Form 6-K and (iv) audited historical consolidated financial statements for the year ended October 31, 2022, which is included in Exhibit 99.1 of this Current Report on Form 8-K/A. The unaudited pro forma condensed combined financial information gives effect to the Micro Focus Conversion, the Acquisition and the Financing Transactions as if it had occurred on (i) December 31, 2022 for purposes of the unaudited pro forma condensed combined balance sheet, and (ii) July 1, 2021 for the purposes of the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022 and the six months ended December 31, 2022.

The unaudited pro forma financial information has been derived from the financial statements of OpenText and Micro Focus after giving pro forma effect to the Micro Focus Conversion, the Acquisition and the Financing Transactions. The unaudited pro forma condensed combined financial statements data has been prepared by OpenText’s management for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Micro Focus Conversion, the Acquisition and the Financing Transactions occurred on the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that OpenText will experience. Pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements are based on available information and certain assumptions that we believe are reasonable and supportable, and do not reflect any cost savings, operating synergies or revenue synergies that may result from the Acquisition or the costs to achieve such synergies. The financial statements of Micro Focus used to prepare the unaudited pro forma condensed combined statements of operations were prepared for the purpose of the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2022 and the six months ended December 31, 2022 and do not conform with the financial statements of Micro Focus included elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. GAAP, which requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase. For the Acquisition, OpenText is determined to be the accounting acquirer of Micro Focus. The identifiable assets acquired, and liabilities assumed, and goodwill are measured and recorded at their acquisition date fair value, with limited exceptions. The results of operations for the combined company will be reported prospectively after the Acquisition date. OpenText intends to finalize the valuations, other studies, and the purchase price allocation as soon as practicable within the measurement period, but in no event later than one year following the closing date of the Acquisition. The assets and liabilities of Micro Focus have been measured based on various preliminary estimates using assumptions that OpenText believes are reasonable, based on information that is currently available. Accordingly, actual adjustments may differ materially from the amounts reflected in the unaudited pro forma condensed combined financial information and the differences may be material. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. An initial review of the accounting policies was completed to determine material differences and OpenText will continue to review the accounting policies and practices of Micro Focus, and as a result, may identify differences between the accounting policies and practices of the two companies that, when conformed, could have an impact on the financial statements of the Company after giving effect to the Acquisition.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2022

($ in thousands)

	OpenText as of December 31, 2022 Historical	Micro Focus as of October 31, 2022 As converted U.S. GAAP (Note 4, 5, 6)	Transaction Accounting Adjustments– Acquisition	Note 8	Transaction Accounting Adjustments– Financing	Note 8	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,820,927	$535,117	$(6,125,652)	(a)	$3,872,416	(a)	$1,102,808
Accounts receivable trade, net of allowance for credit losses	470,794	674,113	—		—		1,144,907
Contract assets	25,613	103,253	(25,315)	(k)	—		103,551
Income taxes recoverable	10,300	22,852	—		—		33,152
Prepaid expenses and other current assets	131,172	211,925	(19,035)	(k)	(6,847)	(h)	317,215

Total current assets	3,458,806	1,547,260	(6,170,002)		3,865,569		2,701,633

Property and equipment	250,706	117,608	(4,319)	(m)	—		363,995
Operating lease right of use assets	194,415	145,615	—		—		340,030
Long-term contract assets	18,603	—	—		—		18,603
Other assets:
Goodwill	5,250,136	3,050,594	280,485	(c)	—		8,581,215
Acquired intangible assets	883,748	3,327,427	170,773	(b)	—		4,381,948
Deferred tax assets	811,142	13,000	—		—		824,142
Other assets	303,559	177,490	(101,636)	(j) (k)	(54,917)	(i)	324,496
Long-term income taxes recoverable	47,091	40,612	—		—		87,703

Total assets	$11,218,206	$8,419,606	$(5,824,699)		$3,810,652		$17,623,765

Liabilities and shareholder’s equity
Current liabilities:
Accounts payable and accrued liabilities	$459,360	$645,044	$(58,181)	(e)	$—		$1,046,223
Current portion of long-term debt	10,000	21,772	(21,772)	(d)	485,850	(l)	495,850
Operating lease liabilities	58,299	49,923	—		—		108,222
Deferred revenues	879,226	959,250	—		—		1,838,476
Income taxes payable	87,549	51,226	—		—		138,775

Total current liabilities	1,494,434	1,727,215	(79,953)		485,850		3,627,546

Long-term liabilities:
Accrued liabilities	18,705	55,022	(4,353)	(e)	(53,496)	(i)	15,878
Pension liability	57,349	43,052	—		—		100,401
Long-term debt	5,193,158	3,849,471	(3,849,471)	(d)	3,378,298	(l)	8,571,456
Long-term operating lease liabilities	188,809	112,741	—		—		301,550
Long-term deferred revenues	84,681	171,837	—		—		256,518
Long-term income taxes payable	40,878	154,647	—		—		195,525
Deferred tax liabilities	18,808	403,662	42,693	(f)	—		465,163

Total long-term liabilities	5,602,388	4,790,432	(3,811,131)		3,324,802		9,906,491

Shareholders’ equity:
Share capital and additional paid-in capital	2,092,079	2,078,814	(2,078,814)	(g)	—		2,092,079
Accumulated other comprehensive income (loss)	(1,028)	—	—		—		(1,028)
Retained earnings	2,171,236	(176,855)	145,199	(e) (g)	—		2,139,580
Treasury stock, at cost	(142,126)	—	—		—		(142,126)

Total OpenText shareholders’ equity	4,120,161	1,901,959	(1,933,615)		—		4,088,505
Non-controlling interests	1,223	—	—		—		1,223

Total shareholders’ equity	4,121,384	1,901,959	(1,933,615)		—		4,089,728

Total liabilities and shareholders’ equity	$11,218,206	$8,419,606	$(5,824,699)		$3,810,652		$17,623,765

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended June 30, 2022

($ in thousands, except per share data)

	OpenText for the Year Ended June 30, 2022 Historical	Micro Focus for the Twelve Months Ended April 30, 2022 As converted U.S. GAAP (Note 4, 5, 6)	Transaction Accounting Adjustments– Acquisition	Note 9	Transaction Accounting Adjustments– Financing	Note 9	Pro Forma Combined	Note 9
Revenue:
Cloud services and subscriptions	$1,535,017	$213,700	$—		$—		$1,748,717
Customer support	1,330,965	1,705,100	—		—		3,036,065
License	358,351	657,995	—		—		1,016,346
Professional service and other	269,511	168,900	—		—		438,411

Total revenues	3,493,844	2,745,695	—		—		6,239,539
Total cost of revenues	1,062,201	712,364	(36,711)	(a)	—		1,737,854

Gross profit	2,431,643	2,033,331	36,711		—		4,501,685

Operating expenses:
Research and development	440,448	511,007	—		—		951,455
Sales and marketing	677,118	650,700	—		—		1,327,818
General and administrative	317,085	324,537	—		—		641,622
Depreciation	88,241	68,776	(159)	(e)	—		156,858
Amortization of acquired customer-based intangible assets	217,105	590,400	(328,791)	(a)	—		478,714
Special charges (recoveries)	46,873	—	31,656	(b)	—		78,529

Total operating expenses	1,786,870	2,145,420	(297,294)		—		3,634,996

Income (loss) from operations	644,773	(112,089)	334,005		—		866,689

Other income (expense), net	29,118	13,000	—		—		42,118
Interest and other related expense, net	(157,880)	(188,300)	—		(223,407)	(d)	(569,587)

Income (loss) before income taxes	516,011	(287,389)	334,005		(223,407)		339,220
Provision (benefit) for income taxes	118,752	(37,635)	83,501	(c)	(55,851)	(c)	108,767

Net income (loss)	$397,259	$(249,754)	$250,504		$(167,556)		$230,453

Net (income) loss attributable to non-controlling interests	(169)	—	—		—		(169)

Net income (loss) attributable to OpenText	$397,090	$(249,754)	$250,504		$(167,556)		$230,284

Earnings per share -- basic attributable to OpenText	$1.46						$0.85	(f)

Earnings per share -- diluted attributable to OpenText	$1.46						$0.85	(f)

Weighted average number of Common Shares –outstanding -- basic (in thousands)	271,271						271,271	(f)

Weighted average number of Common Shares – outstanding -- diluted (in thousands)	271,909						271,909	(f)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended December 31, 2022

($ in thousands, except per share data)

	OpenText Six Months Ended December 31, 2022 Historical	Micro Focus Six Months Ended October 31, 2022 As converted U.S. GAAP (Note 4, 5, 6)	Transaction Accounting Adjustments- Acquisition	Note 9	Transaction Accounting Adjustments- Financing	Note 9	Pro Forma Combined	Note 9
Revenue:
Cloud services and subscriptions	$813,325	$71,100	$—		$—		$884,425
Customer support	633,859	778,022	—		—		1,411,881
License	170,508	314,169	—		—		484,677
Professional service and other	131,784	83,000	—		—		214,784

Total revenues	1,749,476	1,246,291	—		—		2,995,767
Total cost of revenues	520,041	331,614	(10,672)	(a)	—		840,983

Gross profit	1,229,435	914,677	10,672		—		2,154,784

Operating expenses:
Research and development	219,898	261,504	—		—		481,402
Sales and marketing	344,341	325,998	—		—		670,339
General and administrative	155,677	650,754	—		—		806,431
Depreciation	46,032	32,843	(70)	(e)	—		78,805
Amortization of acquired customer-based intangible assets	107,884	251,900	(121,097)	(a)	—		238,687
Special charges (recoveries)	24,587	—	—		—		24,587

Total operating expenses	898,419	1,522,999	(121,167)		—		2,300,251

Income (loss) from operations	331,016	(608,322)	131,839		—		(145,467)

Other income (expense), net	(25,882)	3,254	—		—		(22,628)
Interest and other related expense, net	(79,097)	(68,853)	—		(121,235)	(d)	(269,185)

Income (loss) before income taxes	226,037	(673,921)	131,839		(121,235)		(437,280)
Provision (benefit) for income taxes	84,399	(39,630)	32,959	(c)	(30,308)	(c)	47,420

Net income (loss)	$141,638	$(634,291)	$98,880		$(90,927)		$(484,700)

Net (income) loss attributable to non-controlling interests	(81)	—	—		—		(81)

Net income (loss) attributable to OpenText	$141,557	$(634,291)	$98,880		$(90,927)		$(484,781)

Earnings (loss) per share -- basic attributable to OpenText	$0.52						$(1.80)	(f)

Earnings (loss) per share -- diluted attributable to OpenText	$0.52						$(1.80)	(f)

Weighted average number of Common Shares outstanding -- basic (in thousands)	269,997						269,997	(f)

Weighted average number of Common Shares outstanding -- diluted (in thousands)	270,009						269,997	(f)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION

Note 1 - Description of the Acquisition and Financing Transactions

The Acquisition

On August 25, 2022, Open Text Corporation (“OpenText” or the “Company”) announced pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers a firm intention to make a cash offer to acquire, through its wholly-owned direct subsidiary, Open Text UK Holding Limited (“Bidco”), the entire issued and to be issued share capital of Micro Focus. On January 31, 2023, the Company completed the acquisition (the “Acquisition”) of all of the outstanding ordinary shares of Micro Focus for 532 pence per share and upon such further terms as described in the Rule 2.7 Announcement, which was previously disclosed in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on August 25, 2022, as amended by the Amendment No. 1 on Form 8-K/A filed with the SEC on August 29, 2022, resulting in an aggregate purchase price of approximately $6.1 billion, inclusive of Micro Focus’ cash, subject to final adjustments. The Acquisition was implemented by means of a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006.

The unaudited pro forma condensed combined financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Micro Focus based on OpenText management’s best estimate of fair value. The final purchase price allocation may vary based on final valuations and analyses of fair value of the acquired assets and assumed liabilities. The actual results of Micro Focus for periods subsequent to October 31, 2022 may result in material differences to the pro forma results had they been prepared on the basis of subsequent periods. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The Financing Transactions

In order to finance the Acquisition and repayment of Micro Focus’ existing indebtedness, the Company (i) entered into, on August 25, 2022, a first lien term loan facility (the “Acquisition Term Loan Agreement”), (ii) amended, on December 1, 2022, the Acquisition Term Loan Agreement (together with the Acquisition Term Loan Agreement, the “Acquisition Term Loan Amendment”), to provide for a senior secured delayed-draw term loan facility in an aggregate principal amount of $3.585 billion (the “Acquisition Term Loan Facility”) and (iii) issued and sold, on December 1, 2022, $1.0 billion in aggregate principal amount of 6.90% senior secured notes due 2027 (the “2027 Senior Secured Notes”) in connection with the funding of the Acquisition of Micro Focus. In connection with the consummation of the Acquisition, on January 31, 2023, the Company drew down the entire $3.585 billion available under the Acquisition Term Loan Facility to pay a portion of the purchase price and other fees and expenses related thereto. Additionally, in connection with the consummation of the Acquisition, on January 27, 2023, the Company drew down $450.0 million on its existing revolving credit facility. The proceeds from the Acquisition Term Loan Amendment, the 2027 Senior Secured Notes, and the revolving credit facility (collectively, the “Financing Transactions”) as well as cash on hand provided the cash consideration for the Acquisition, settlement of existing debt of Micro Focus, and payment of fees and expenses in connection with the Acquisition and Financing Transactions.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of OpenText and Micro Focus, respectively, as adjusted to give pro forma effect to the Micro Focus Conversion, the Acquisition, and the Financing Transactions. OpenText’s fiscal year-end is June 30, whereas Micro Focus’ fiscal year-end is October 31. OpenText’s historical consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in U.S. Dollars. The historical financial statements of Micro Focus have been prepared in accordance with IFRS and are presented in U.S. Dollars. The unaudited pro forma condensed combined financial statements as of and for the six months ended December 31, 2022 and for the year ended June 30, 2022, have been prepared using calculated historical results of Micro Focus (“Micro Focus as converted U.S. GAAP”) (see Note 4).

The unaudited pro forma condensed combined balance sheet as of December 31, 2022, the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 presented herein are based on the historical financial statements of OpenText and Micro Focus. The following financial information was combined:

•

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is presented as if the Acquisition, the drawdown on the Acquisition Term Loan Facility, and the drawdown on the revolving credit facility had occurred on December 31, 2022 and combines the historical unaudited condensed consolidated balance sheet of OpenText as of December 31, 2022 with the historical audited consolidated balance sheet of Micro Focus as of October 31, 2022. Note the 2027 Senior Secured Notes were issued in December 2022 and as such, is not further reflected in the unaudited pro forma condensed combined balance sheet as it is included in OpenText’s historical results as of December 31, 2022.

•

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared as if the Acquisition and Financing Transactions had occurred July 1, 2021, the first day of the beginning of OpenText’s fiscal year 2022 and the beginning of OpenText’s annual period presented, and combines OpenText’s historical audited consolidated statement of operations for the year ended June 30, 2022 with Micro Focus’ historical unaudited consolidated statement of operations for the twelve months ended April 30, 2022. The Micro Focus unaudited pro forma condensed combined statement of operations for the twelve months ended April 30, 2022 is derived from: the six months ended April 30, 2022 unaudited condensed consolidated statement of operations, plus the fiscal year ended October 31, 2021 audited consolidated statement of operations, less the six months ended April 30, 2021 unaudited condensed consolidated statement of operations.

•

The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 has been prepared as if the Acquisition and Financing Transactions had occurred on July 1, 2021 and combines OpenText’s historical unaudited condensed consolidated statement of operations for the six months ended December 31, 2022 with Micro Focus’ historical unaudited consolidated statement of operations for the six months ended October 31, 2022. The Micro Focus unaudited pro forma condensed combined statement of operations for the six months ended October 31, 2022 is derived from: the fiscal year ended October 31, 2022 audited consolidated statement of operations, less the six months ended April 30, 2022 unaudited condensed consolidated statement of operations.

The Acquisition is accounted for as a business combination using the acquisition method of accounting under the provisions of ASC 805 and using the fair value concepts defined in ASC 820, Fair Value Measurements. Under ASC 805, all assets acquired and liabilities assumed are recorded at their acquisition date fair value, subject to certain exceptions for contracts that fall under the scope of ASU 2021-08, while transaction costs associated with the business combination are expensed as incurred. The excess of acquisition consideration over the estimated fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. The determination of the fair values of the assets acquired and liabilities assumed (and the related determination of estimated useful lives of amortizable identifiable intangible assets) requires significant judgment and estimates. The estimates and assumptions used include the projected timing and amount of future cash flows and discount rates reflecting risk inherent in the future cash flows related to the businesses acquired. The preliminary fair value estimates of the net assets acquired are based upon preliminary calculations and valuations, and those estimates and assumptions regarding certain tangible assets acquired and liabilities assumed, the valuation of intangible assets acquired, income taxes, and goodwill are subject to change as the Company obtains additional information during the measurement period (up to one year from the Acquisition date). Although the Company believes the fair values assigned to the assets acquired and liabilities assumed from the Acquisition are reasonable, new information may be obtained about facts and circumstances that existed as of the date of the Acquisition during the twelve-month period following the Acquisition which could cause actual results to differ materially from the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not include the realization of any cost savings from operating efficiencies, synergies or other restructuring activities which might result from the Acquisition.

Note 3 – Significant Accounting Policies

The accounting policies under U.S. GAAP used in the preparation of the unaudited pro forma condensed combined financial statements are those set forth in OpenText’s financial statements included in its Annual Report on Form 10-K for the year ended June 30, 2022.

The accounting policies of Micro Focus under IFRS are as described in Note ‘Summary of significant accounting policies’ to its historical consolidated financial statements for the year ended October 31, 2022 which have been included in Exhibit 99.1 of this Current Report on Form 8-K/A. The conversion of Micro Focus’ historical consolidated financial statements from IFRS to U.S. GAAP is discussed further in Note 4 below.

Note 4 – Adjustments to Micro Focus Historical Financial Statements to Conform to U.S. GAAP and OpenText Accounting Policies

Balances and transactions presented in the historical financial statements of Micro Focus included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of financial statements of OpenText in the tables below:

BALANCE SHEET IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS AS OF OCTOBER 31, 2022

Italicized financial statement line items below represents Micro Focus historical financial statement line items

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversion	Note 4	Reclassification Adjustments	Note 5	Micro Focus U.S. GAAP and reclassed	Policy Alignment Adjustments	Note 6	Micro Focus as converted U.S. GAAP
Assets
Current assets:
Cash and cash equivalents	$536,154	$—		$(1,037)	(w)	$535,117	$—		$535,117
Accounts receivable trade, net of allowance for credit losses	—	—		674,113	(a)	674,113	—		674,113
Trade and other receivables	948,651	—		(948,651)	(a)	—	—		—
Contract assets	—	—		103,253	(a) (c)	103,253	—		103,253
Income taxes recoverable	—	—		22,852	(b)	22,852	—		22,852
Current tax receivables	22,852	—		(22,852)	(b)	—	—		—
Prepaid expenses and other current assets	—	4,382	(c) (g)	211,022	(a) (c) (f)	215,404	(3,479)	(a)	211,925
Other current assets	40,100	—		(40,100)	(c)	—	—		—

Total current assets	1,547,757	4,382		(1,400)		1,550,739	(3,479)		1,547,260
Property and equipment	—	(78,272)	(a) (b)	211,863	(f)	133,591	(15,983)	(b) (c)	117,608
Operating lease right of use assets	—	21,368	(b) (c)	124,247	(f)	145,615	—		145,615
Trade and other receivables	14,263	—		(14,263)	(d)	—	—		—
Other assets:
Other non-current assets	51,826	—		(51,826)	(e)	—	—		—
Property, plant and equipment	187,646	—		(187,646)	(f)	—	—		—
Goodwill	3,050,594	—		—		3,050,594	—		3,050,594
Acquired intangible assets	—	—		3,327,427	(g) (f)	3,327,427	—		3,327,427
Other intangible assets	3,475,529	—		(3,475,529)	(g)	—	—		—
Deferred tax asset	13,000	—		—		13,000	—		13,000
Other assets	—	40,548	(c) (f) (g)	136,942	(d) (e) (i) (w)	177,490	—		177,490
Long-term income taxes recoverable	—	—		40,612	(h)	40,612	—		40,612
Non-current tax receivables	40,612	—		(40,612)	(h)	—	—		—
Financial assets	69,815	—		(69,815)	(i)	—	—		—

Total assets	$8,451,042	$(11,974)		$0		$8,439,068	$(19,462)		$8,419,606

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$510,456	$(8,700)	(d)	$143,288	(m)	$645,044	$—		$645,044
Current portion of long-term debt	—	(3,451)	(h)	25,223	(j)	21,772	—		21,772
Operating lease liabilities	—	—		49,923	(j)	49,923	—		49,923
Financial liabilities	75,146	—		(75,146)	(j)	—	—		—
Deferred revenues	—	25,136	(e)	934,114	(k)	959,250	—		959,250
Contract liabilities	934,114	—		(934,114)	(k)	—	—		—
Income taxes payable	—	(73,600)	(i)	124,826	(l)	51,226	—		51,226
Current tax liabilities	124,826	—		(124,826)	(l)	—	—		—
Provisions	143,288	—		(143,288)	(m)	—	—		—

Total current liabilities	1,787,830	(60,615)		—		1,727,215	—		1,727,215
Long-term liabilities:
Accrued liabilities	—	32,300	(f)	22,722	(n) (r)	55,022	—		55,022
Other non-current liabilities	9,753	—		(9,753)	(n)	—	—		—
Pension liability	—	(21,600)	(f)	64,652	(q)	43,052	—		43,052
Long-term debt	—	(5,241)	(h)	3,854,712	(o)	3,849,471	—		3,849,471
Long-term operating lease liabilities	—	—		112,741	(o)	112,741	—		112,741
Financial liabilities	3,967,454	—		(3,967,454)	(o)	—	—		—
Long-term deferred revenues	—	—		171,837	(p)	171,837	—		171,837
Long-term income taxes payable	—	73,600	(i)	81,047	(s)	154,647	—		154,647
Contract liabilities	171,837	—		(171,837)	(p)	—	—		—
Retirement benefit obligations	64,652	—		(64,652)	(q)	—	—		—
Provisions	12,968	—		(12,968)	(r)	—	—		—
Non-current tax liabilities	81,047	—		(81,047)	(s)	—	—		—
Deferred tax liabilities	415,782	(12,120)	(j)	—		403,662	—		403,662

Total long-term liabilities	4,723,493	66,939		—		4,790,432	—		4,790,432
Shareholders’ equity:
Share capital and additional paid-in capital	—	—		2,078,814	(t) (u) (v)	2,078,814	—		2,078,814
Share capital	47,487	—		(47,487)	(t)	—	—		—
Share premium account	47,567	—		(47,567)	(u)	—	—		—
Other reserves	1,983,760	—		(1,983,760)	(v)	—	—		—
Retained earnings	(139,095)	(18,298)	(a)-(h)	—		(157,393)	(19,462)	(a) -(c)	(176,855)

Total shareholder’s equity	1,939,719	(18,298)		—		1,921,421	(19,462)		1,901,959

Total liabilities and shareholders’ equity	$8,451,042	$(11,974)		$—		$8,439,068	$(19,462)		$8,419,606

STATEMENT OF OPERATIONS IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS FOR THE TWELVE MONTHS ENDED APRIL 30, 2022

Italicized financial statement line items below represents Micro Focus historical financial statement line items

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversions	Note 4	Reclassification Adjustments	Note 5	Micro Focus U.S. GAAP and Reclassed	Policy Alignment Adjustments	Note 6	Micro Focus as converted U.S. GAAP
Revenue:
Cloud services and subscriptions	$213,700	$—		$—		$213,700	$—		$213,700
Customer Support	1,705,100	—		—		1,705,100	—		1,705,100
License	656,100	1,895	(e)	—		657,995	—		657,995
Professional service and other	168,900	—		—		168,900	—		168,900

Total revenues	2,743,800	1,895		—		2,745,695	—		2,745,695
Total cost of revenues	756,000	(16,436)	(a)	(27,200)	(a)	712,364	—		712,364

Gross profit	1,987,800	18,331		27,200		2,033,331	—		2,033,331

Operating expenses:
Research and development	—	40,807	(a)	470,200	(b)	511,007	—		511,007
Research and development expenses	493,500	—		(493,500)	(b)	—	—		—
Sales and marketing	—	—		650,700	(c)	650,700	—		650,700
Selling and distribution expenses	1,251,800	—		(1,251,800)	(c)	—	—		—
General and administrative	—	65,537	(b) (d) (f) (g)	259,000	(d)	324,537	—		324,537
Administrative expenses	327,000	—		(327,000)	(d)	—	—		—
Other operating income	(9,000)	—		9,000	(e)	—	—		—
Depreciation	—	(62,500)	(b) (c)	129,200	(a) (b) (c) (d)	66,700	2,076	(b) (c)	68,776
Amortization of acquired customer-based intangible assets	—	—		590,400	(b) (c)	590,400	—		590,400
Special charges (recoveries)	—	—		—		—	—		—

Total operating expenses	2,063,300	43,844		36,200		2,143,344	2,076		2,145,420

Income (loss) from operations	(75,500)	(25,513)		(9,000)		(110,013)	(2,076)		(112,089)

Other income (expense), net	—	4,000	(c)	9,000	(e)	13,000	—		13,000
Interest and other related expense, net	—	16,900	(b) (c) (h)	(205,200)	(f)	(188,300)	—		(188,300)
Finance costs	(267,800)	—		267,800	(f)	—	—		—
Finance income	62,600	—		(62,600)	(f)	—	—		—

Net finance costs	(205,200)	—		205,200		—	—		—

Income (loss) before income taxes	(280,700)	(4,613)		—		(285,313)	(2,076)		(287,389)
Provision (benefit) for income taxes	—	(1,035)	(j)	(36,600)	(g)	(37,635)	—		(37,635)

Taxation	(36,600)	—		36,600	(g)	—	—		—

Net income (loss)	$(244,100)	$(3,578)		$—		$(247,678)	$(2,076)		$(249,754)

Net (income) loss attributable to non-controlling interests	$—	$—		$—		$—	$—		$—

Net income (loss) attributable to OpenText	$(244,100)	$(3,578)		$—		$(247,678)	$(2,076)		$(249,754)

STATEMENT OF OPERATIONS IFRS TO U.S. GAAP CONVERSION AND RECLASSIFICATIONS FOR THE SIX MONTHS ENDED OCTOBER 31, 2022

Italicized financial statement line items below represents Micro Focus historical financial statement line items

(in thousands)	Micro Focus Historical	IFRS to U.S. GAAP Conversions	Note 4	Reclassification Adjustments	Note 5	Micro Focus U.S. GAAP and Reclassed	Policy Alignment Adjustments	Note 6	Micro Focus as converted U.S. GAAP
Revenue:
Cloud services and subscriptions	$71,100	$—		$—		$71,100	$—		$71,100
Customer Support	778,022	—		—		778,022	—		778,022
License	332,800	(18,631)	(e)	—		314,169	—		314,169
Professional service and other	83,000	—		—		83,000	—		83,000

Total revenues	1,264,922	(18,631)		—		1,246,291	—		1,246,291
Total cost of revenues	350,865	(12,451)	(a)	(6,800)	(a)	331,614	—		331,614

Gross profit (loss)	914,057	(6,180)		6,800		914,677	—		914,677

Operating expenses:
Research and development	—	40,995	(a)	220,509	(b)	261,504	—		261,504
Research and development expenses	231,509	—		(231,509)	(b)	—	—		—
Sales and marketing	—	—		325,998	(d)	325,998	—		325,998
Selling and distribution expenses	583,798	—		(583,798)	(d)	—	—		—
General and administrative	—	34,627	(b) (d) (f) (g)	616,127	(e)	650,754	—		650,754
Administrative expenses	644,127	—		(644,127)	(e)	—	—		—
Other operating income	—	—		—		—	—		—
Depreciation	—	(20,200)	(b) (c)	51,700	(a) (b) (c) (d) (e)	31,500	1,343	(b) (c)	32,843
Amortization of acquired customer-based intangible assets	—	—		251,900	(c) (d)	251,900	—		251,900
Special charges (recoveries)	—	—		—		—	—		—

Total operating expenses	1,459,434	55,422		6,800		1,521,656	1,343		1,522,999

Income (loss) from operations	(545,377)	(61,602)		—		(606,979)	(1,343)		(608,322)

Other income (expense), net	—	3,254	(c)	—		3,254	—		3,254
Interest and other related expense, net	—	4,262	(b) (c) (h)	(73,115)	(f)	(68,853)	—		(68,853)
Finance costs	(122,913)	—		122,913	(f)	—	—		—
Finance income	49,798	—		(49,798)	(f)	—	—		—

Net finance costs	(73,115)	—		73,115		—	—		—

Income (loss) before income taxes	(618,492)	(54,086)		—		(672,578)	(1,343)		(673,921)
Provision (benefit) for income taxes	—	(12,120)	(j)	(27,510)	(g)	(39,630)	—		(39,630)
Taxation	(27,510)	—		27,510	(g)	—	—		—

Net income (loss)	$(590,982)	$(41,966)		$—		$(632,948)	$(1,343)		$(634,291)

Net (income) loss attributable to non-controlling interests	$—	$—		$—		$—	$—		$—

Net income (loss) attributable to OpenText	$(590,982)	$(41,966)		$—		$(632,948)	$(1,343)		$(634,291)

IFRS differs in certain respects from U.S. GAAP. The following adjustments have been made to align Micro Focus’ historical accounting policies under IFRS to OpenText’s accounting policies under U.S. GAAP for purposes of this pro forma presentation.

(a)

Expense software development costs: Represents an adjustment to expense development costs related to software for sale incurred by Micro Focus. These costs are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP as the dates relating to the achievement of technological feasibility and general release of the product have substantially coincided. In addition, no significant costs have been incurred subsequent to the establishment of technological feasibility. This adjustment therefore expenses such costs as research and development costs. This adjustment also reverses historical amortization of previously capitalized costs in Cost of revenues, where it was historically recorded under IFRS. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 resulted in a derecognition of Property and equipment of $81.2 million. The impact to the unaudited pro forma condensed combined statement of operations for the twelve months ended April 30, 2022 was a $16.4 million reversal of intangible asset amortization and a $40.8 million increase to Research and development. The impact to the unaudited pro forma condensed combined statement of operations for the six months ended October 31, 2022 was a $12.5 million reversal of intangible asset amortization and a $41.0 million increase to Research and development.

(b)

Operating lease (lessee): Represents an adjustment related to Micro Focus’ leases. Under IFRS, lessees have only one lease classification, which is similar to the finance lease classification under U.S. GAAP. Under U.S. GAAP, almost all of Micro Focus’ leases would be classified as operating leases. In addition, leasehold improvements that are lessee-owned assets were reclassed from right of use assets to Property and equipment in accordance with U.S. GAAP. The impact to the unaudited pro forma condensed combined balance sheet as of October 31, 2022 was an increase to Operating lease right of use assets of $17.6 million and an increase to Property and equipment of $2.9 million. Additionally, expense is adjusted to replace the historical amortization of the right-of-use assets and interest expense with straight-line lease expense. The impact to the unaudited pro forma condensed combined statements of operations was an increase to General and administrative expense of $60.5 million for the twelve months ended April 30, 2022 and of $30.0 million for the six months ended October 31, 2022. The impact to Depreciation was a decrease of $64.9 million for the twelve months ended April 30, 2022 and of $23.4 million for the six months ended October 31, 2022. The adjustment to Interest and other related expense, net is a decrease of $9.5 million for the twelve months ended April 30, 2022 and of $3.2 million for the six months ended October 31, 2022.

(c)

Operating lease (sublessor): Reflects the change in classification of subleases where Micro Focus is the sublessor. Under IFRS, when classifying a sublease, the asset analyzed is the right-of-use asset arising from the head lease, which resulted in finance lease classification for certain of Micro Focus’ subleases. Under IFRS, Micro Focus accounted for these subleases by derecognizing the right-of-use asset held under the head lease and recognizing a net investment in the sublease asset. Sublease income was classified as interest income, and lease expense under the head lease was recognized as interest expense related to the lease liability. Under U.S. GAAP, when classifying a sublease, the asset analyzed is the underlying asset rather than the right-of-use asset. This results in operating lease classification of certain of Micros Focus’ subleases under U.S. GAAP. As a result, this adjustment reverses the net investment in the sublease asset previously recognized under IFRS and recognizes the right-of-use asset and the related depreciation under the head lease. In addition, sublease income is adjusted to be recognized on a straight-line basis under U.S. GAAP and is also reclassed from Interest and other related expense, net to Other income. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 resulted in a $3.8 million increase to Operating lease right of use assets, a $1.5 million decrease to non-current Trade and other receivables (reclassed to Other assets for OpenText) and a $2.0 million decrease to current Trade and other receivables (reclassed to Prepaid expenses and other current assets for OpenText). The impact to the unaudited pro forma condensed combined statements of operations was an increase to Depreciation of $2.4 million for the twelve months ended April 30, 2022 and of $3.2 million for the six months ended October 31, 2022. The impact to Other income (expense), net was an increase of $4.0 million for the twelve months ended April 30, 2022 and of $3.3 million for the six months ended October 31, 2022. The impact to Interest and other related expense, net was an increase of $0.3 million for the twelve months ended April 30, 2022 and of $0.1 million for the six months ended October 31, 2022.

(d)

Provisions: Reflects both the elimination of a current provision for onerous contracts as well as an adjustment to severance accrual due to a difference in timing of recognition under U.S. GAAP. Under IFRS, Micro Focus recognized a provision for contracts where the unavoidable costs of meeting the contractual obligations exceeded the economic benefits expected to be received. Under U.S. GAAP, provisions are generally not recognized for onerous contracts unless the entity has ceased using the rights under the contract. In addition, under IFRS, Micro Focus recognized a provision related to severance that under U.S. GAAP would not meet the criteria for recognition. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 resulted in a derecognition of current provisions (reclassed to Accounts payable and accrued liabilities for OpenText) of $8.7 million. The impact to General and administrative expenses in the unaudited pro forma condensed combined statements of operations was a decrease of $3.7 million for the twelve months ended April 30, 2022 and an increase of $2.7 million for the six months ended October 31, 2022.

(e)

Revenue: Reflects a difference in the timing of revenue recognition related to software license renewals. Under IFRS, revenue related to the license renewal contract is recognized when the renewal is agreed. Under U.S. GAAP, the revenue is recognized when the renewal period is effective. Due to the differing effective dates of the relevant license renewals commencing in each period, this resulted in an increase in revenue recognition in the twelve months ended April 30, 2022, and a decrease in revenue in the six months ended October 31, 2022. The impact to the unaudited pro forma condensed combined balance sheet as of October 31, 2022 was an increase in current Contract liabilities of $25.1 million (reclassed to current Deferred revenues for OpenText) as of October 31, 2022. The impact to the unaudited pro forma condensed combined statements of operations was an increase in License revenue of $1.9 million for the twelve months ended April 30, 2022 and decrease of $18.6 million for the six months ended October 31, 2022.

(f)

Long-term vacation: Reflects an adjustment related to long-term vacation benefits. Under IFRS, long-term vacation benefits are treated as long-term employee benefits and an expense is recognized for actuarial movements related to the employee benefit. Under U.S. GAAP, actuarial movements are not recognized, resulting in an adjustment to the amount of expense and related accrual. The liability related to long-term vacation benefits is classified as an accrued liability under U.S. GAAP, resulting in a reclassification from Pension liability, where the liability was historically recorded, to Accrued liabilities. The impact to the unaudited pro forma condensed combined balance sheet as of October 31, 2022 was an increase in Other assets of $13.5 million, an increase in Accrued liabilities of $32.3 million and a decrease in Pension liability of $21.6 million. The impact to General and administrative expenses in the unaudited pro forma condensed combined statements of operation was a $2.4 million increase for the twelve months ended April 30, 2022 and a $1.2 million decrease for the six months ended October 31, 2022.

(g)

Cloud computing implementation costs: Reflects the capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract. U.S. GAAP requires capitalization of such implementation costs whereas generally such costs would not be capitalized under IFRS. This adjustment also reflects the recognition of amortization of these capitalized costs under U.S. GAAP. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 resulted in the recognition of Prepaid expenses and other current assets of $6.3 million and Other assets of $28.5 million. The impact to the unaudited pro forma condensed combined statements of operations was an increase to General and administrative expenses of $6.3 million for the twelve months ended April 30, 2022 and of $3.2 million for the six months ended October 31, 2022.

(h)

Debt modification: Reflects the accounting for a debt modification under U.S. GAAP. Under IFRS, the debt modification was accounted for as a termination of the old debt arrangement and creation of a new debt arrangement. Financing fees related to entering the new debt arrangement were expensed as incurred. Under U.S. GAAP, financing fees are capitalized and amortized over the term of the debt arrangement. Additionally, under IFRS original issue discounts related to the debt arrangement were amortized over the expected debt term. However, under U.S. GAAP, original issue discounts are amortized over the contractual term of the debt arrangement. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 was a decrease to financial liabilities (reclassed to Long-term debt for OpenText) of $5.2 million and a decrease to current financial liabilities (reclassed to Current portion of long-term debt for OpenText) of $3.5 million as of October 31, 2022. The impact to the unaudited pro forma condensed combined statements of operations was a decrease to Interest and other related expense, net of $7.7 million for the twelve months ended April 30, 2022 and of $1.2 million for the six months ended October 31, 2022.

(i)

Uncertain tax position: Reflects the reclassification of uncertain tax liabilities under U.S. GAAP. Under IFRS, uncertain tax liabilities are presented as current tax liabilities or deferred tax liabilities. Under U.S. GAAP, uncertain tax liabilities are presented as a current tax liability to the extent the liability is expected to be cash settled within the next twelve months. The unaudited pro forma condensed combined balance sheet impact as of October 31, 2022 was a reclassification of $73.6 million from Income taxes payable to Long-term income taxes payable.

(j)

Income taxes: Represents an adjustment to reflect the income tax impact of the IFRS to U.S. GAAP conversion adjustments. The pro forma impact to the unaudited pro forma condensed combined balance sheet as of October 31, 2022 resulted in a net decrease to Deferred tax liabilities of $12.1 million. The net impact to the unaudited pro forma condensed combined statements of operations was an incremental benefit to the Provision for income taxes of $1.0 million for the twelve months ended April 30, 2022 and of $12.1 million for the six months ended October 31, 2022.

Note 5 – Reclassification Adjustments

Reclassification of historical Micro Focus financial statement line items was required as of October 31, 2022, for the twelve months ended April 30, 2022 and the six months ended October 31, 2022 to conform to the expected financial statement line items of the combined company following the Acquisition.

Pro Forma Combined Balance Sheet reclassification adjustments as of October 31, 2022 included the following:

(a)	Reclassification of $674.1 million of trade receivables, net of loss allowance from Trade and other receivables to Accounts receivable trade, net of credit allowances;

Reclassification of $75.4 million of contract assets from Trade and other receivables to Contract assets;

Reclassification of $199.1 million of accrued income, prepayments, and other receivables from Trade and other receivables to Prepaid expenses and other current assets;

(b)	Reclassification of $22.9 million from Current tax receivables to Income taxes recoverable;

(c)	Reclassification of $27.9 million of contract assets from Other current assets to Contract assets;

Reclassification of $12.2 million of inventories, interest receivables, and accruals from Other current assets to Prepaid expenses and other current assets;

(d)	Reclassification of $14.3 million of other non-current assets from Trade and other receivables (non-current) to Other assets;

(e)	Reclassification of $51.8 million of long-term pension assets, long-term deposits, and long-term contract assets from Other non-current assets to Other assets;

(f)	Reclassification of $63.4 million from Property, plant and equipment to Property and equipment;

Reclassification of $124.2 million of leased assets from Property, plant and equipment to Operating lease right of use assets;

Reclassification of $148.1 million from Acquired intangible assets to Property and equipment;

Reclassification of $0.4 million from Prepaid expenses and other current assets to Property and equipment;

(g)	Reclassification of $3,475.5 million from Other intangible assets to Acquired intangible assets;

(h)	Reclassification of $40.6 million from Non-current tax receivables to Long-term income taxes recoverable;

(i)	Reclassification of $69.8 million of derivative assets from Financial assets to Other assets;

(j)	Reclassification of $25.2 million of short-term borrowings, net from Financial Liabilities (current) to Current portion of long-term debt;

Reclassification of $49.9 million of current portion of lease liabilities from Financial Liabilities (current) to Operating lease liabilities;

(k)	Reclassification of $934.1 million from Contract liabilities to Deferred revenues;

(l)	Reclassification of $124.8 million from Current tax liabilities to Income taxes payable;

(m)	Reclassification of $143.3 million of provisions related to legal provisions, restructuring provisions, and onerous contract provisions from Provisions to Accounts payable and accrued liabilities;

(n)	Reclassification of $9.8 million of accruals, income on share options, and other non-current liabilities from Other non-current liabilities to Accrued liabilities;

(o)	Reclassification of $3,854.7 million of debt, net of transaction costs from Financial liabilities (non-current) to Long-term debt;

Reclassification of $112.7 million of non-current portion of lease liabilities from Financial liabilities (non-current) to Long-term operating lease liabilities;

(p)	Reclassification of $171.8 million from Contract liabilities to Long-term deferred revenues;

(q)	Reclassification of $64.7 million from Retirement benefit obligations to Pension liability;

(r)	Reclassification of $13.0 million of provisions related to legal provisions, restructuring provisions, and onerous contract provisions from Provisions (non-current) to Accrued liabilities;

(s)	Reclassification of $81.0 million from Non-current tax liabilities to Long-term income taxes payable;

(t)	Reclassification of $47.5 million from Share Capital to Share capital and additional paid-in capital;

(u)	Reclassification of $47.6 million from Share premium account to Share capital and additional paid-in capital;

(v)	Reclassification of $1,983.8 million from Other reserves to Share capital and additional paid-in capital; and

(w)	Reclassification of $1.0 million from Cash and cash equivalents to Other assets.

Pro Forma Combined Statement of Operations reclassification adjustments for the twelve months ended April 30, 2022 included the following:

(a)	Reclassification of $27.2 million of depreciation expense from Cost of revenues to Depreciation;

(b)	Reclassification of $470.2 million from Research and development expenses to Research and development;

Reclassification of $22.8 million of depreciation expense from Research and development expenses to Depreciation;

Reclassification of $0.5 million of amortization expense from Research and development expenses to Amortization of acquired customer-based intangible assets;

(c)	Reclassification of $650.7 million from Selling and distribution expense to Sales and Marketing;

Reclassification of $11.2 million of depreciation expense from Selling and distribution expense to Depreciation;

Reclassification of $589.9 million of amortization expense from Selling and distribution expense to Amortization of acquired customer-based intangible assets;

(d)	Reclassification of $259.0 million from Administrative expenses to General and administrative;

Reclassification of $68.0 million of depreciation expense from Administrative expenses to Depreciation;

(e)	Reclassification of $9.0 million from Other operating income to Other income (expense), net;

(f)	Reclassification of $267.8 million from Finance costs to Interest and other related expense, net;

Reclassification of $62.6 million from Finance income to Interest and other related expense, net; and

(g)	Reclassification of $36.6 million from Taxation to Provision (benefit) for income taxes.

Pro Forma Combined Statement of Operations reclassification adjustments for the six months ended October 31, 2022 included the following:

(a)	Reclassification of $6.8 million of depreciation expense from Cost of revenues to Depreciation;

(b)	Reclassification of $220.5 million from Research and development expenses to Research and development;

Reclassification of $11.0 million of depreciation expense from Research and development expenses to Depreciation;

(c)	Reclassification of $0.5 million of amortization expense from Amortization of acquired customer-based intangible assets to Depreciation;

(d)	Reclassification of $326.0 million from Selling and distribution expense to Sales and Marketing;

Reclassification of $5.4 million of depreciation expense from Selling and distribution expense to Depreciation;

Reclassification of $252.4 million of amortization expense from Selling and distribution expense to Amortization of acquired customer-based intangible assets;

(e)	Reclassification of $616.1 million from Administrative expenses to General and administrative;

Reclassification of $28.0 million of depreciation expense from Administrative expenses to Depreciation;

(f)	Reclassification of $122.9 million from Finance costs to Interest and other related expense, net;

Reclassification of $49.8 million from Finance income to Interest and other related expense, net; and

(g)	Reclassification of $27.5 million from Taxation to Provision (benefit) for income taxes.

Note 6 – Conforming Accounting Policies

The Company performed an initial review of the accounting policies of Micro Focus to determine if differences in accounting policies require reclassification or adjustment. The following adjustments have been made to align Micro Focus’ historical accounting policies to OpenText’s accounting policies for purposes of this pro forma presentation.

(a)

Prepaid expenses and other current assets: Represents an adjustment to reflect the write off of prepaid assets to conform to OpenText’s accounting policy. The impact to the unaudited pro forma condensed combined balance sheet was a decrease of $3.5 million to Prepaid expenses and other current assets as of October 31, 2022.

(b)

Property and equipment: Represents an adjustment to reflect the write down of property and equipment to align to OpenText’s accounting policy on useful lives for the acquired assets in accordance with OpenText’s useful lives. The impact to the unaudited pro forma condensed combined balance sheet was a decrease of $12.0 million to Property and equipment as of October 31, 2022. The impact to the unaudited pro forma condensed combined statements of operations was an increase to Depreciation of $2.0 million for the twelve months ended April 30, 2022 and of $1.1 million for the six months ended October 31, 2022.

(c)

Acquired software: Represents an adjustment to reflect the write down of purchased software to conform with OpenText’s accounting policy on useful lives for the acquired assets in accordance with OpenText’s useful lives. The impact to the unaudited pro forma condensed combined balance sheet was a decrease of $3.9 million to Property and equipment as of October 31, 2022. The impact to the unaudited pro forma condensed combined statements of operations was an increase to Depreciation of $0.1 million for the twelve months ended April 30, 2022 and of $0.2 million for the six months ended October 31, 2022.

Certain items within the historical statements of operations of OpenText and Micro Focus, may not be aligned due to differences in each companies’ method or policy for allocation of costs. The Company is reviewing the differences to align on policies for ongoing reporting. Any possible reclasses would not have an overall impact to the statement of operations as differences would result in changes only to financial statement line items within the statements of operations. When the Company completes a final review of Micro Focus’ accounting policies, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 7 – Preliminary Purchase Price Allocation

(a)	Estimated Purchase Consideration

The total estimated purchase consideration is calculated as follows:

Purchase Consideration

(in thousands)	Amount
Consideration for Micro Focus shares (1)	$2,157,388
AWS warrants exercise (2)	18,716
Stamp duty	11,213

Total consideration paid to shareholders (3)	$2,187,317
Micro Focus closing indebtedness as of October 31, 2022 settled by OpenText	3,913,961

Aggregate purchase consideration	$6,101,278

(1)	Reflects the cash consideration paid for Micro Focus shares outstanding, including Micro Focus shares issued on the exercise of options or vesting of awards under the Micro Focus Share Plans.
(2)

Reflects the cash consideration paid for Micro Focus shares issued on the net exercise of Amazon NV Investment Holdings LLC warrants (“AWS warrants”). The vesting of the AWS warrants was accelerated due to the change in control of Micro Focus, which was triggered by the Acquisition.

(3)

Note the foreign currency translation rate used for purposes of determining purchase consideration is as of January 31, 2023, which was used to determine the U.S. Dollars amounts for the consideration for Micro Focus shares, the AWS warrant exercise, and stamp duty. The Company entered into derivative positions, specifically the GBP contingent forwards and GBP non-deal contingent forward to fix the total cash consideration to be paid.

The purchase price consideration calculated above and applied in the unaudited pro forma condensed combined financial information is preliminary and subject to modification based on the final purchase price. This will likely result in a difference from the preliminary purchase consideration calculated above and that difference may be material. Purchase consideration will also include the fair value of the replacement awards attributable to pre-Acquisition vesting, while the remaining portion will be recognized as post-Acquisition compensation expense over the remaining vesting periods.

(b)	Preliminary Purchase Price Allocation

The preliminary aggregate purchase consideration allocation to assets acquired and liabilities assumed is provided throughout these notes to the unaudited pro forma condensed combined financial statements. The following table provides a summary of the preliminary aggregate purchase consideration allocation by major categories of assets acquired and liabilities assumed based on OpenText’s management’s preliminary estimate of their respective fair values:

Preliminary Aggregate Purchase Consideration Allocation

(in thousands)	Amount
Total aggregate purchase consideration, net of $604.9 million of cash acquired (1)	$5,496,345
Assets:
Accounts receivable trade, net of allowance for credit losses	674,113
Contract assets (2)	77,938
Income taxes recoverable	22,852
Prepaid expenses and other current assets (2)	192,890
Property and equipment (3)	113,289
Operating lease right of use assets	145,615
Acquired intangible assets (4)	3,498,200
Deferred tax assets	13,000
Other assets (1) (2)	75,854
Long-term income taxes recoverable	40,612
Liabilities:
Accounts payable and accrued liabilities	645,044
Operating lease liabilities	49,923
Deferred revenues	959,250
Income taxes payable	51,226
Long-term liabilities:
Accrued liabilities	55,022
Pension liability	43,052
Long-term operating lease liabilities	112,741
Long-term deferred revenues	171,837
Long-term income taxes payable	154,647
Deferred tax liabilities (5)	446,355

Net assets acquired (6)	2,165,266

Pro forma goodwill	$3,331,079

(1)	Reflects the settlement of Micro Focus’ derivative positions related to the Micro Focus debt that was repaid. See Note 8(j).
(2)	Reflects the removal of Micro Focus’ capitalized commissions. See Note 8(k).
(3)	Reflects an adjustment to Property and equipment to step-down the amounts to fair value. See Note 8(m).
(4)	Reflects an adjustment to Acquired intangible assets to step-up the amounts to fair value. See Note 8(b).
(5)	Reflects deferred taxes resulting from pro forma fair value adjustments primarily related to the acquired intangibles. See Note 8(f).
(6)	Reflects the settlement of Micro Focus existing indebtedness. See Note 8(d).

The preliminary aggregate purchase consideration allocation above reflects preliminary estimated goodwill of $3.3 billion as of the Acquisition date. Goodwill represents the excess of the aggregate purchase consideration over the preliminary estimated fair values of recorded tangible and intangible assets acquired and liabilities assumed in the Acquisition. The actual amount of goodwill to be recorded in connection with the Acquisition is subject to change once the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed has been completed. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

Note 8 – Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	The change in cash and cash equivalents was determined as follows:

Cash and Cash Equivalents

(in thousands)	Amount
Transaction accounting adjustments - Acquisition
Uses for Acquisition of Micro Focus:
OpenText transaction costs	$36,009
Cash consideration transferred	2,187,317
Settlement of Micro Focus’ existing debt	3,913,961
Settlement of Micro Focus’ transaction costs	58,181
Settlement of Micro Focus’ derivatives	(69,816)

Pro forma adjustment – acquisition to Cash and cash equivalents	$6,125,652

Cash and Cash Equivalents

(in thousands)	Amount
Transaction accounting adjustments – Financing
Sources for Acquisition of Micro Focus:
Proceeds from draw on the revolving credit facility	$450,000
Proceeds from draw on the Acquisition Term Loan Facility	3,585,000
Less: Capitalized debt issuance costs and transaction costs for financing	(61,881)
Less: Original issue discount on debt	(107,550)

Subtotal	3,865,569
Settlement of GBP contingent forwards and GBP non-deal contingent forwards	6,847

Pro forma adjustment – financing to Cash and cash equivalents	$3,872,416

(b)	Represents an adjustment of $170.8 million to intangible assets acquired from Micro Focus in connection with the Acquisition, consisting of the following:

Intangible Assets

(in thousands)	Amount	Estimated Weighted Average Useful Life (in years)
Acquired technology	$1,380,600	6.4
Customer relationships	2,117,600	8.2
Removal of Micro Focus’ historical intangible assets	(3,327,427)

Pro forma net adjustment to Acquired intangible assets	$170,773

The fair value estimates for all identifiable intangible assets are preliminary and are based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ materially from this preliminary determination.

The estimated fair value of Micro Focus’ preliminary identified intangible assets includes acquired technology and customer relationships. The adjustment to intangible assets records identifiable intangible assets acquired at their fair value based on preliminary estimates. For purposes of estimating the fair values of the intangible assets, benchmarking information, publicly available information as well as a variety of other assumptions, including market participant assumptions, were used. The fair values of acquired technology was valued using the relief from royalty method under the income approach. The fair value of customer relationships was valued using the multi-period excess earnings method under the income approach.

(c)

Represents the elimination of Micro Focus’ historical goodwill and the recognition of the preliminary goodwill for the amount of estimated purchase consideration in excess of the fair value of the net assets acquired in connection with the Acquisition:

Goodwill

(in thousands)	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	$3,331,079
Removal of Micro Focus’ historical goodwill	(3,050,594)

Pro forma net adjustment to Goodwill	$280,485

The adjustment to goodwill is calculated based on Micro Focus’ historical goodwill as of October 31, 2022.

(d)	The following table reflects the settlement of Micro Focus’ existing indebtedness, resulting in the decrease in debt balances as follows:

Settlement of Historical Micro Focus Debt

(in thousands)	Amount
Use of proceeds:
Settlement of Micro Focus’ outstanding indebtedness	$3,913,961
Write-off of capitalized debt issuance costs	(42,718)

Settlement of existing Micro Focus indebtedness	$3,871,243
Pro forma net adjustment to Current portion of long-term debt	$21,772

Pro forma net adjustment to Long-term debt	$3,849,471

(e)

Represents $42.7 million of total OpenText transaction costs expected to be incurred in connection with the Acquisition, of which approximately $11.0 million was incurred and $6.7 million has been paid by OpenText, resulting in $4.4 million accrued as of December 31, 2022. The remaining costs of $31.7 million were not yet accrued or incurred. The adjustment reflects a reduction in cash of $36.0 million to give effect to the settlement of accrued transaction costs of $4.4 million and $31.7 million that is expected to be incurred in addition to a reduction of accrued liabilities of $4.4 million and an increase to retained earnings of $31.7 million.

OpenText Transaction Costs

(in thousands)	Amount
OpenText transaction costs incurred as of December 31, 2022	$11,043
OpenText transaction costs not yet incurred as of December 31, 2022	31,656

Total OpenText transactions costs	$42,699
Transaction costs paid by OpenText as of December 31, 2022	(6,690)

Total OpenText transaction costs to be paid (1)	$36,009

(1)	Transaction costs incurred by OpenText related to the Acquisition. See Note 8(a).

Represents $61.7 million of total Micro Focus transaction costs expected to be incurred in connection with the Acquisition, of which approximately $3.5 million has been paid by Micro Focus as of October 31, 2022. The settlement of the transaction costs for Micro Focus results in a reversal of the accrued liability upon settlement and a reduction in cash of $58.2 million.

Micro Focus Transaction Costs

(in thousands)	Amount
Micro Focus transaction costs incurred as of October 31, 2022	$61,663
Transaction costs paid by Micro Focus as of October 31, 2022	(3,482)

Micro Focus transaction costs funded by OpenText (1)	$58,181

(1)	Transaction costs to be incurred by Micro Focus and paid by OpenText related to the Acquisition. See Note 8(a).

(f)

Reflects deferred taxes resulting from pro forma fair value adjustments primarily related to the acquired intangible assets based on the estimated blended statutory tax rate of approximately 25.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to completion of the Acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Deferred Tax Adjustment

(in thousands)	Amount
Deferred tax based on preliminary fair value of acquired intangibles	$874,550
Less: Micro Focus’ historical deferred tax liabilities	(831,857)

Deferred tax adjustment due to PPA adjustments	$42,693

(g)	Represents the elimination of Micro Focus’ historical equity balances.

(h)

Represents the settlement of the GBP contingent forwards and GBP non-deal contingent forwards that would settle on the Acquisition date. The derivative asset of $0.3 million, which is net of $29.6 million related to success fees, would be eliminated to reflect the settlement of the GBP contingent forwards and $6.6 million to reflect the settlement of the GBP non-deal contingent forward, with a corresponding impact to cash. The adjustment for the settlement of derivative positions is based on the values as of December 31, 2022 and as a result, will differ from the fair value upon settlement.

(i)

Represents the removal of $53.5 million in Accrued liabilities related to deferred issuance costs accrued by OpenText as of December 31, 2022 for the Acquisition Term Loan Agreement and the removal of the $54.9 million corresponding impact to Other assets. Upon drawdown on the Acquisition Term Loan Facility, an incremental $8.4 million was incurred and the total of $63.3 million of deferred issuance costs are deferred and amortized over the term of the debt. See Note 8(l). The $61.9 million payment of the deferred financing costs related to the Acquisition Term Loan Agreement reflects the total deferred issuance costs net of $1.4 million paid as of December 31, 2022. See Note 8(a).

(j)

Represents the settlement of Micro Focus’ derivative assets of $69.8 million in Other assets. The derivative positions are related to Micro Focus’ debt, which is settled upon Acquisition, and as such, the derivative positions are also settled. The settlement of Micro Focus’ debt is reflected in Note 8(d). The adjustment for the settlement of derivative positions is based on the values as of October 31, 2022, and as a result, will differ from the fair value upon settlement.

(k)

Represents the removal of assets related to capitalized commission expenses that are not part of the net assets acquired at the closing of the Acquisition. The current portion of $44.3 million included $19.0 million in Prepaid expenses and other current assets and $25.3 million in Contract assets, and the long-term portion of $31.8 million was in Other assets.

(l)	Represents the drawdown on the Acquisition Term Loan Facility and drawdown on the revolving credit facility, resulting in the increase in debt balances as follows:

Debt, net

(in thousands)	Amount
Drawdown on Acquisition Term Loan Facility	$3,585,000
Drawdown on revolving credit facility	450,000
Less: Discounts on debt	(107,550)
Less: Financing transaction costs	(63,302)

Total long-term debt, net	$3,864,148
Less: Current portion of debt	(485,850)

Noncurrent portion of long-term debt, net	$3,378,298

(m)	Represents a $4.3 million decrease in Property and equipment to reflect the step down in fair value attributable to Micro Focus’ building.

Note 9 – Transaction Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations

(a)

Represents an adjustment to reflect a decrease to amortization expense for the estimated fair value adjustment of acquired intangible assets on a straight-line basis over the remaining useful life as follows:

Amortization of Technology-Based Intangibles

(in thousands)	Estimated Weighted Average Useful Life	Estimated Fair Value	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022
Acquired technology	6.4	$1,380,600	$108,576	$217,152

Less: Micro Focus’ historical amortization in Cost of revenues			(119,248)	(253,863)

Pro forma net adjustment to Cost of revenues			$(10,672)	$(36,711)

Amortization of Customer-Based Intangibles

(in thousands)	Estimated Weighted Average Useful Life	Estimated Fair Value	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022
Customer relationships	8.2	$2,117,600	$130,803	$261,609
Less: Micro Focus’ historical amortization in Operating expenses			(251,900)	(590,400)

Pro forma net adjustment to Operating expenses			$(121,097)	$(328,791)

The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions as well as based on an analysis of the net present value of the projected cash flows for Micro Focus, over the weighted-average estimated useful lives. For purposes of the pro forma adjustment for the amortization of the intangible assets, the estimated useful lives used are consistent with the Company’s accounting policy. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the periods the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the closing of the Acquisition may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset. The final valuation of such assets and liabilities is expected to be completed as soon as practicable but no later than one year after the consummation of the Acquisition.

(b)

Reflects the $31.7 million incremental buyer transaction costs incurred or expected to be incurred related to the Acquisition. Total expected transaction costs are $42.7 million, of which $11.0 million has already been incurred in OpenText’s statement of operations for the six months ended December 31, 2022.

(c)

Reflects the income tax impact of the pro forma adjustments utilizing an estimated blended statutory income tax rate of approximately 25.0% for the year ended June 30, 2022 and for the six months ended December 31, 2022. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on activities following the consummation of the Acquisition, including cash needs, the geographical mix of income and changes in tax law.

(d)

The following table summarizes the removal of historical Micro Focus interest expense and the pro forma interest expense related to the Acquisition Term Loan Facility, revolving credit facility, and 2027 Senior Secured Notes:

Interest Expense

(in thousands)	Principal Balance	Assumed Weighted Average Effective Interest Rate	For the Six Months Ended December 31, 2022	For the Year Ended June 30, 2022
Interest expense	$5,035,000	8.47%	$189,953	$379,908
Amortization of capitalized debt issuance costs			14,670	29,799
Removal of historical interest expense recognized on the 2027 Senior Secured Notes			(5,955)	—
Less: Micro Focus’ historical interest expense			(77,433)	(186,300)

Pro forma net adjustment to Interest and other related expense, net			$121,235	$223,407

There was approximately $4.0 billion aggregate principal amount related to additional variable-rate indebtedness upon the consummation of the Acquisition on a pro forma basis. Borrowings under the Acquisition Term Loan Facility will bear interest at Term SOFR plus an applicable margin of 3.50% and the SOFR Adjustment (as defined in the Acquisition Term Loan Amendment). Financing costs are sensitive to changes in interest rates. For each 0.125% change (increase or decrease) in actual or assumed interest rates, interest expense for the year ended June 30, 2022 would increase or decrease by approximately $5.0 million and increase or decrease by approximately $2.5 million for the six months ended December 31, 2022.

(e)

Reflects the decrease in depreciation expense due to the step down of property and equipment to adjust Micro Focus’ building to the acquisition date fair value. See Note 8(m). Depreciation expense will decrease by $0.2 million for the year ended June 30, 2022 and $0.1 million for the six months ended December 31, 2022.

(f)

The following tables calculate the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net income for the year ended June 30, 2022 and for the six months ended December 31, 2022, as presented on the unaudited pro forma condensed combined statement of operations:

	Six Months Ended December 31, 2022
(in thousands, except per share amounts)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$(484,700)	$(484,700)
Pro forma combined net (income) loss attributable to noncontrolling interests	(81)	(81)

Pro forma combined net income (loss) attributable to common stockholders	$(484,781)	$(484,781)

Denominator:
Historical and pro forma weighted average shares outstanding	269,997	269,997
Pro forma net income (loss) per share	$(1.80)	$(1.80)

	Year Ended June 30, 2022
(in thousands, except per share amounts)	Basic	Diluted
Numerator:
Pro forma combined net income (loss)	$230,453	$230,453
Pro forma combined net (income) loss attributable to noncontrolling interests	(169)	(169)

Pro forma combined net income (loss) attributable to common stockholders	$230,284	$230,284

Denominator:
Historical and pro forma weighted average shares outstanding	271,271	271,909
Pro forma net income (loss) per share	$0.85	$0.85